Law Office of Clifford J. Hunt, P.A.

8200 Seminole Boulevard

Seminole, Florida  33772

(727) 471-0444 Telephone

(727) 471-0447 Facsimile

www.huntlawgrp.com

Reply to:

cjh@huntlawgrp.com

March 25, 2009

Mr. Benjamin C. Croxton, CEO

EClips Energy Technologies, Inc.

3900 31st Street North

St. Petersburg, FL 33714

Re:

Post-Effective Amendment of

Registration Statement on Form S-8 for EClips Energy Technologies, Inc.

Dear Mr. Croxton:

You have requested my opinion, as special counsel for EClips Energy Technologies, Inc., a Florida corporation (the “Company”), in connection with a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, with respect to 20,000,000 shares (the “Shares”) of Common Stock, par value $0.0001 per share, of the Company which have been reserved for issuance from time-to-time pursuant to the World Energy Solutions, Inc. 2008 Stock Grant and Option Plan, as amended (the “Plan”).

I have made such legal examination and inquiries as I have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1.

Articles of Incorporation and amendments thereto;

2.

Bylaws;

3.

Resolutions of the Board of Directors authorizing the issuance of the Shares; and

4.

Such other documents, records and assurances from officers and representatives of the Company as I have deemed necessary or appropriate for the purpose of rendering this opinion.

Mr. Benjamin C. Croxton, CEO

Re:  EClips Energy Technologies, Inc.

March 25, 2009

In rendering this opinion, I have relied upon, with the consent of the Company and its Board of Directors: (i) the representations of the Company, its officers and directors as set forth in the aforementioned documents as to factual matters; and (ii) assurances from the officers and directors of the Company as I have deemed necessary for purposes of expressing the opinions set forth herein.  I have not undertaken any independent investigation to determine or verify any information and representations made by the Company, its officers and directors in the aforementioned documents and have relied upon such information and representations as being accurate and complete in expressing my opinion.

I have assumed in rendering the opinions set forth herein that no person or entity has taken any action inconsistent with the terms of the aforementioned documents or prohibited by law.  This opinion letter is limited to the matters set forth herein and no opinions may be implied or inferred beyond the matters expressly stated herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

On the basis of the foregoing examination, and in reliance thereon, it is my opinion that the Shares, when issued pursuant to and in accordance with the provisions of the Plan will be legally issued, fully paid, and non-assessable under Florida law.  This opinion is limited to Florida law including the statutory provisions, all applicable provisions of the Florida Constitution, the present federal laws of the United States and reported judicial decisions interpreting those laws.

This opinion may be filed as an exhibit to the Registration Statement.  In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

LAW OFFICE OF CLIFFORD J. HUNT, P.A.

/s/:  Clifford J. Hunt

Clifford J. Hunt, Esquire